Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286361

Prospectus Supplement No. 5

(to Prospectus dated April 7, 2025)

SUPPLEMENT NO. 5 TO

PROSPECTUS FOR

UP TO 83,456,793 ORDINARY SHARES

UP TO 16,500,000 ORDINARY SHARES UNDERLYING WARRANTS

This Prospectus Supplement No. 5 is being filed to update and supplement the information contained in the prospectus dated April 7, 2025 (as supplemented from time to time, the “Prospectus”), relate to, among other things, the issuance from time to time of up to 16,500,000 Ordinary Shares and the resale from time to time of up to 83,456,793 Ordinary Shares by the selling shareholders named in this prospectus or their permitted transferees.

May 27, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2025

Commission File Number: 001-42523

GCL Global Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

29 Tai Seng Avenue, #02-01

Singapore 534119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65 80427330

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒  Form 40-F ☐

Voluntary Conditional Cash Offer for Ban Leong Technologies Limited Turned Unconditional

As previously announced, Epicsoft Asia Pte. Ltd. (the “Offeror”), an indirect wholly-owned subsidiary of GCL Global Holdings Ltd. (the “Company”), made a voluntary conditional cash offer (the “Offer”) of S$0.6029 per share (approximately US$0.4580 per share) to acquire all of the issued and paid-up ordinary shares in the capital of Ban Leong Technologies Limited (“Ban Leong”), excluding shares held in treasury (the “Shares”) pursuant to Rule 15 of the Singapore Code on Take-overs and Mergers (“Code”) and subject to the terms and conditions in the Offeror’s formal offer document (the “Offer Document”) dated May 21, 2025 in accordance with the Code.

On May 27, 2025, the Offeror made an announcement of the Offer turning unconditional in all respects (the “Unconditional Offer Announcement”) on the website of the Singapore Exchange Securities Trading Limited (“SGX-ST”). A copy of the Unconditional Offer Announcement is attached hereto as Exhibit 99.1, and is incorporated by reference. The foregoing description of the Offer is subject to, and qualified in its entirety, by such document.

On May 27, 2025, the Company has also issued a press release in connection with the Unconditional Offer Announcement. A copy of the press release is attached hereto as Exhibit 99.2.

Exhibits

99.1	Unconditional Offer Announcement made by Epicsoft Asia Pte. Ltd. in Singapore, dated May 27, 2025.
99.2	Press release issued by GCL Global Holdings Ltd., dated May 27, 2025.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 27, 2025

GCL Global Holdings Ltd.

	By:	/s/ Sebastian Toke
	Name:	Sebastian Toke
	Title:	Group CEO

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Exhibit 99.1

VOLUNTARY CONDITIONAL CASH OFFER

by

EPICSOFT ASIA PTE. LTD.

(Company Registration No.: 201428300H)

(Incorporated in the Republic of Singapore)

to acquire all the issued and paid-up ordinary shares in the capital of

BAN LEONG TECHNOLOGIES LIMITED

(Company Registration No.: 199303898C)

(Incorporated in the Republic of Singapore)

OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS, LEVEL OF ACCEPTANCES AND EXTENSION OF CLOSING DATE ANNOUNCEMENT

1.	INTRODUCTION

1.1	Epicsoft Asia Pte. Ltd. (the “Offeror”) refers to:

(a)	the offer announcement dated 30 April 2025 by the Offeror in relation to the voluntary conditional cash offer (the “Offer”) for all the issued and paid-up ordinary shares (excluding treasury shares) (“Offer Shares”) in the capital of Ban Leong Technologies Limited (the “Company” or “Ban Leong”), in accordance with Rule 15 of The Singapore Code on Take-overs and Mergers (“Code”);

(b)	the announcement dated 21 May 2025 in relation to the despatch of the notification (the “Notification”) of the electronic dissemination of the offer document dated 21 May 2025 containing the terms and conditions of the Offer (the “Offer Document”) and its related documents; and

(c)	the Offer Document.

1.2	Unless otherwise defined, capitalised terms in this Announcement shall bear the same meaning as set out in the Offer Document.

1.3	Electronic copies of the Offer Document, the Acceptance Forms, the Notification and all announcements in relation to the Offer and other related documents are available on the website of the Singapore Exchange Securities Trading Limited (the “SGX-ST”) at www.sgx.com.

2.	LEVEL OF ACCEPTANCES

Pursuant to Rule 28.1 of the Code, the Offeror wishes to announce that:

2.1	Acceptances of the Offer

Based on information provided to the Offeror, as at 6.00 p.m. (Singapore time) on 27 May 2025, the Offeror has received, pursuant to the Offer, valid acceptances in respect of 54,864,700 Offer Shares, representing approximately 50.90%1 of the total number of issued Shares.

Based on information available to the Offeror, the above-mentioned acceptances include an aggregate of 30,318,400 Shares (representing approximately 28.13% of the total number of issued Shares) tendered in acceptance of the Offer by Mr Teng Woo Boon Ronald, the Managing Director of the Company and his wife, Ms Teo Su Ching, pursuant to the Irrevocable Undertakings. Please refer to the Offer Document for further details of the Irrevocable Undertakings.

[1]	Based on a total of 107,796,700 Shares in issue (based on a search conducted with ACRA as at 15 May 2025 and/or latest information available to the Offeror, and excluding 8,703,300 treasury shares and 681,818 returned shares). Percentage figures have been rounded to the nearest two (2) decimal places.

2.2	Shares held before the Offer Period

As at 30 April 2025, being the Offer Announcement Date, the Offeror and its Concert Parties do not own or control any Shares.

2.3	Shares acquired or agreed to be acquired during the Offer Period

From the Offer Announcement Date and up to 6.00 p.m. (Singapore time) on 27 May 2025, save for the acceptances received pursuant to the Offer stated in paragraph 2.1 above, neither the Offeror nor any of its Concert Parties (based on information available to the Offeror as at 6.00 p.m. (Singapore time) on 27 May 2025) has acquired or agreed to acquire any further Shares.

2.4	Aggregate Holdings

Accordingly, based on information available to the Offeror, as at 6.00 p.m. (Singapore time) on 27 May 2025, the Offeror and its Concert Parties owned, controlled or have agreed to acquire (including by way of valid acceptances of the Offer) an aggregate of 54,864,700 Shares, representing approximately 50.90% of the total number of issued Shares.

3.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS

The Offeror wishes to announce that as at 6.00 p.m. (Singapore time) on the date of this Announcement, the Offeror has received valid acceptances (which have not been withdrawn) of the Offer in respect of an aggregate of 54,864,700 Offer Shares, representing approximately 50.90 per cent. of the total number of Shares (excluding Shares held in treasury) which, when taken together with the Shares owned, controlled or agreed to be acquired by the Offeror and its Concert Parties (either before or during the Offer and pursuant to the Offer or otherwise), result in the Offeror and the Concert Parties holding such number of Shares carrying more than 50% of the voting rights attributable to the total number of issued Shares.

Accordingly, the Offeror wishes to announce that the Minimum Acceptance Condition of the Offer (as set out in Section 2.6 of the Offer Document) has been satisfied and the Offer has therefore become and is hereby declared unconditional in all respects as of the date of this Announcement.

4.	EXTENSION OF CLOSING DATE

In accordance with Rule 22.6 of the Code, as the Offer has become unconditional as to acceptances, the Offer will remain open for acceptance for not less than 14 days after the date on which it would otherwise have closed.

Accordingly, the Closing Date for the Offer will be extended from 5.30 p.m. (Singapore time) on 18 June 2025 to 5.30 p.m. (Singapore time) on 2 July 2025 or such later date(s) as may be announced from time to time by or on behalf of the Offeror (“Closing Date”).

5.	SETTLEMENT

Based on Rule 30 of the Code and as stated in the Offer Document, Shareholders can expect that settlement of their acceptances of the Offer shall be made by the Offeror as soon as practicable and in any case:

a)	in respect of acceptances of the Offer which are complete and valid in all respects and are received on or before the date of this Announcement, within seven (7) business days of that date; or

b)	in respect of acceptances which are complete and valid in all respects and are received after the date of this Announcement but before the Offer closes, within seven (7) business days of the date of such receipt.

6.	PROCEDURES FOR ACCEPTANCE OF THE OFFER

6.1	Shareholders who have validly accepted the Offer on or prior to the date of this Announcement are not required to take any further action in relation to the Offer.

6.2	Shareholders who wish to accept the Offer but have not done so should complete, sign and deliver their relevant Acceptance Forms and all other relevant documents as soon as possible so as to reach the Offeror c/o The Central Depository (Pte) Limited or B.A.C.S Private Limited (as the case may be) not later than 5.30 p.m. (Singapore time) on the Closing Date. Alternatively, Shareholders who are individual and joint-alternate account holders who hold Offer Shares deposited with CDP may also submit the FAA in electronic form via SGX’s Investor Portal at investors.sgx.com.

Further details on the procedures for acceptance of the Offer are set out in Appendix 2 to the Offer Document and in the relevant Acceptance Forms.

6.3	Shareholders who have not received or who have misplaced the Offer Document and/or the relevant Acceptance Forms should contact The Central Depository (Pte) Limited (if they hold Offer Shares deposited with CDP) or B.A.C.S Private Limited (if they hold Offer Shares in scrip form), as the case may be, immediately at the addresses set out below:

The Central Depository (Pte) Limited	B.A.C.S Private Limited
by contacting CDP’s Customer Service Hotline	at 77 Robinson Road,
at +65 6535 7511 during their operating hours	#06-03 Robinson 77,
or emailing CDP at asksgx@sgx.com	Singapore 068896

Electronic copies of the Offer Document and the relevant Acceptance Forms may also be obtained on the website of the SGX-ST at www.sgx.com or from Ban Leong’s website at banleong.com/news-room/.

6.4	CPFIS Investors and SRS Investors will receive further information on how to accept the Offer from their respective CPF Agent Banks and SRS Agent Banks (as the case may be) directly. CPFIS Investors and SRS Investors are advised to consult their respective CPF Agent Banks and SRS Agent Banks (as the case may be) should they require further information, and if they are in doubt as to the action why should take. CPFIS Investors and SRS Investors should seek independent professional advice. CPFIS Investors and SRS Investors who wish to accept the Offer are to reply to their respective CPF Agent Banks and SRS Agent Banks (as the case may be) by the deadline stipulated in the letter from their respective CPF Agent Banks and SRS Agent Banks (as the case may be), which may be earlier than the Closing Date.

If Shareholders are in any doubt about the Offer and/or the course of action they should take, they should consult their stockbroker, bank manager, solicitor, accountant, tax adviser or other professional adviser immediately.

7.	RESPONSIBILITY STATEMENT

The sole director of the Offeror and the directors of GGPL (including those who may have delegated detailed supervision of the preparation of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that there are no other material facts not contained in this Announcement, the omission of which would make any statement in this Announcement misleading, and they jointly and severally accept responsibility accordingly.

Where any information has been extracted or reproduced from published or otherwise publicly available sources or obtained from the Company (including without limitation, relating to the Company and its subsidiaries), the sole responsibility of the sole director of the Offeror and the directors of GGPL has been to ensure, through reasonable enquiries, that such information is accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

Issued by

EPICSOFT ASIA PTE. LTD.

27 May 2025

IMPORTANT NOTICE:

All statements other than statements of historical facts included in this Announcement are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as “expect”, “anticipate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect the current expectations, beliefs, hopes, intentions or strategies of the party making the statements regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results or outcomes may differ materially from those described in such forward-looking statements. Shareholders and investors should not place undue reliance on such forward-looking statements, and the Offeror does not undertake any obligation to update publicly or revise any forward-looking statements, subject to compliance with all applicable laws and regulations and/or rules of the SGX-ST and/or any other regulatory or supervisory body or agency.

Exhibit 99.2

GCL Subsidiary’s Offer for Ban Leong Technologies Declared Unconditional in all Respects

SINGAPORE – May 27, 2025 - GCL Global Holdings Ltd. (NASDAQ: GCL) (“GCL” or the “Company”) is a leading provider of games and entertainment and the indirect parent company of Epicsoft Asia Pte. Ltd. (the “Offeror”), the bidder seeking to acquire all of the issued and paid-up ordinary shares in the capital of Ban Leong Technologies Limited (SGX: B26) (“Ban Leong”), excluding shares held in treasury (the “Shares”) pursuant to Rule 15 of the Singapore Code on Take-overs and Mergers (the “Offer”). The Offeror today announced that the total number of Shares owned, controlled or agreed to be acquired by the Offeror and parties acting in concert with it (including by way of valid acceptances of the Offer) represent approximately 50.90% of the total number of Shares as of May 27, 2025, and accordingly, the Offer has become unconditional as to acceptances and is hereby declared unconditional in all respects.

If the Offeror acquires 90% or more of the total number of Shares (whether through valid acceptances pursuant to the Offer or otherwise), the Offeror will be entitled to exercise its right under Section 215(1) of the Companies Act 1967 of Singapore to compulsorily acquire all the Shares from shareholders of Ban Leong (“Shareholders”) who have not accepted the Offer at a price equal to the offer price of S$0.6029. The Offeror will then proceed to delist Ban Leong from the Singapore Exchange Securities Trading Limited, if the minimum free float requirement is not met.

Shareholders who wish to accept the Offer should submit the relevant acceptance form(s) by the close of the Offer at 5:30 p.m. (Singapore time) on July 2, 2025 (or such later date(s) as may be announced from time to time by the Offeror). Further details of the procedures for acceptance of the Offer are set out in Appendix 2 to the Offer Document dated May 21, 2025.

This press release should be read in conjunction with the full text of the announcement filed by the Company on a Form 6-K, on May 27, 2025, available on the Securities and Exchange Commission (“SEC”) website at www.sec.gov.

No Offer or Solicitation

This news release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

About GCL Global Holdings Ltd.

GCL Global Holdings Ltd. leverages its diverse portfolio of digital and physical content to bridge cultures and audiences by introducing Asian-developed IP to a global audience across consoles, PCs, and streaming platforms.

Learn more at http://www.gclglobalholdings.com.

About GCL Global Pte. Ltd. (“GGPL”)

GCL Global Pte. Ltd. unites people through immersive games and entertainment experiences, enabling creators to deliver engaging content and fun gameplay experiences to gaming communities worldwide with a strategic focus on the rapidly expanding Asian gaming market. It is an indirect wholly-owned subsidiary of GCL Global Holdings Ltd.

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About Epicsoft Asia Pte. Ltd.

Epicsoft Asia Pte. Ltd. (“Epicsoft Asia”), a wholly-owned subsidiary of GCL Global Pte. Ltd., is a premier distributor of interactive entertainment software. With a robust network and a proven track record of successful game launches, Epicsoft Asia is dedicated to bringing premier gaming experiences to players across Taiwan, Hong Kong, and Southeast Asia.

About Ban Leong Technologies Limited

Ban Leong Technologies was incorporated in Singapore on 18 June 1993 and was listed on the Main Board of the Singapore Stock Exchange on 23 June 2005. The principal activities of the company and its subsidiaries are the wholesale and distribution of computer peripherals, accessories and other multimedia products. It distributes a wide range of technology products, with key segments that include IT accessories, gaming, multimedia, smart technology and commercial products. The company is headquartered in Singapore with regional offices in Malaysia and Thailand.

Forward-Looking Statements

This press release includes “forward-looking statements” made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, and may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may also include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated implied enterprise value of the Company, GCL’s ability to scale and grow its business, the advantages and expected growth of the Company, and the Company’s ability to source and retain talent. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of GCL’s management and are not predictions of actual performance.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although GCL believes that it has a reasonable basis for each forward-looking statement contained in this press release, GCL cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in the proxy statement/prospectus included in the Registration Statement relating to the recent business combination, filed by the Company with the SEC on December 31, 2024 and other documents filed by the Company from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. GCL cannot assure you that the forward-looking statements in this press release will prove to be accurate. There may be additional risks that GCL presently knows or that GCL currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this press release represent the views of GCL as of the date of this press release. Subsequent events and developments may cause those views to change. However, while GCL may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of GCL as of any date subsequent to the date of this press release. Except as may be required by law, GCL does not undertake any duty to update these forward-looking statements.

GCL Investor Relations:

Crocker Coulson

crocker.coulson@aummedia.org

(646) 652-7185

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Directors’ Responsibility Statement pursuant to the Singapore Code on Take-overs and Mergers

The sole director of the Offeror and the directors of GGPL (including those who may have delegated detailed supervision of the preparation of this press release) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this press release are fair and accurate and that there are no other material facts not contained in this press release, the omission of which would make any statement in this press release misleading, and they jointly and severally accept responsibility accordingly.

Where any information has been extracted or reproduced from published or otherwise publicly available sources or obtained from Ban Leong (including without limitation, relating to Ban Leong and its subsidiaries), the sole responsibility of the sole director of the Offeror and the directors of GGPL has been to ensure, through reasonable enquiries, that such information is accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this press release.

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